December 2022 MSELN529-SPX Registration Statement No. 333-259205 Pricing Supplement Dated December 29, 2022 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$3,300,000 Contingent Income Issuer Callable Securities due January 3, 2025
With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index
Principal at Risk Securities
Contingent Income Issuer Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon equal to 2.0375% of the stated principal amount (8.15% per annum), but only with respect to each quarterly determination date on which the closing level of the underlying index, or the final index level, as applicable, is greater than or equal to 70% of the initial index level, which we refer to as the threshold level. The securities may be called at our discretion on any quarterly contingent payment date if we send written notice to the trustee at least three business days prior to that date. If we call the securities, the redemption price will an amount per security equal to the stated principal amount and the contingent quarterly coupon (if payable). At maturity, if the securities have not previously been redeemed and the final index level is greater than or equal to the threshold level, the payment at maturity will be the stated principal amount and the contingent quarterly coupon with respect to the final determination date. However, if the final index level of the underlying index is below the threshold level on the final determination date, investors will be fully exposed to the decrease in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount and could be zero. Moreover, if on any determination date, the closing level of the underlying index, or the final index level, as applicable, is less than the threshold level, you will not receive any contingent quarterly coupon for that quarterly period. Accordingly, investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the term of the securities. Investors will not participate in any appreciation of the underlying index. The securities are senior unsecured obligations of Royal Bank of Canada, issued as part of Royal Bank of Canada’s Series I Senior Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying index:	The S&P 500® Index (Bloomberg symbol: “SPX Index”)
Aggregate principal amount:	$3,300,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	December 29, 2022
Original issue date:	January 4, 2023 (3 business days after the pricing date)
Final determination date:	December 30, 2024
Maturity date:	January 3, 2025, subject to adjustment as described in “Additional Information About the Securities” below.
Early redemption:
The securities may be called at our discretion on any quarterly contingent payment date (other than the maturity date) if we send written notice to the trustee at least three business days prior to that date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date (if payable).
Contingent quarterly coupon:
•   If, on any determination date, the closing level of the underlying index or the final index level, as applicable, is greater than or equal to the threshold level, we will pay a contingent quarterly coupon of $20.375 (2.0375% of the stated principal amount, or 8.15% per annum) per security on the related contingent payment date.
•   If, on any determination date, the closing level of the underlying index or the final index level, as applicable, is less than the threshold level, no contingent quarterly coupon will be paid with respect to that determination date.
The determination dates and the contingent payment dates are set forth on the following page.

Payment at maturity:	• If the final index level is greater than or equal to the threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date
	• If the final index level is less than the threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index level divided by the initial index level
Threshold level:	2,694.50, which is equal to 70% of the initial index level (rounded to two decimal places)
Initial index level:	3,849.28, which was the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final determination date
CUSIP/ISIN:	78016HJN1 / US78016HJN17
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(1)
		$5.00(2)	$980.00
Total	$3,300,000	$49,500	$3,234,000
		$16,500
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $20.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $15.00 for each security that MSWM sells. See “Supplemental information regarding plan of distribution; conflicts of interest.”
(2) Of the amount per $1,000 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each security.
The initial estimated value of the securities as of the pricing date was $965.79 per $1,000 in principal amount, which is less than the price to public. The actual value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021

Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Terms continued from previous page:
Determination Dates and Contingent Payment Dates(1)
Determination Dates	Contingent Payment Dates
March 29, 2023	April 3, 2023
June 29, 2023	July 5, 2023
September 29, 2023	October 4, 2023
December 29, 2023	January 4, 2024
April 1, 2024	April 4, 2024
July 1, 2024	July 5, 2024
September 30, 2024	October 3, 2024
December 30, 2024 (final determination date)	January 3, 2025 (maturity date)

(1)These dates are subject to postponement for non-trading days and certain market disruption events as described in “Additional Information About the Securities” below.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Investment Summary
The Contingent Income Issuer Callable Securities due January 3, 2025 with the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index, which we refer to as the “securities,” provide an opportunity for investors to earn a contingent quarterly coupon, which is an amount equal to $20.375 (2.0375% of the stated principal amount, or 8.15% per annum) per security, with respect to each quarterly determination date on which the closing level of the underlying index or the final index level, as applicable, is greater than or equal to 70% of the initial index level, which we refer to as the threshold level. The contingent quarterly coupon, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date, as set forth above. It is possible that the closing level of the underlying index could remain below the threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons.
The securities may be called at our discretion on any quarterly contingent payment date (other than the maturity date) if we send written notice to the trustee at least three business days prior to that date. If we call the securities, the redemption payment will be equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date, if payable. If the securities have not previously been redeemed and the final index level is greater than or equal to the threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly coupon with respect to the related determination date. However, if the securities have not previously been redeemed and the final index level is less than the threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. In addition, investors will not participate in any appreciation of the underlying index.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Key Investment Rationale
The securities offer investors an opportunity to earn a contingent quarterly coupon equal to 2.0375% of the stated principal amount (8.15% per annum) with respect to each determination date on which the closing level of the underlying index or the final index level, as applicable, is greater than or equal to 70% of the initial index level, which we refer to as the threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final index level, as follows:
Scenario 1
On any of the determination dates, we elect to call the securities.
◾    The securities will be redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date (if payable).
◾    Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 2
The securities are not redeemed prior to maturity and the final index level is greater than or equal to the threshold level.
◾    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date.
◾    Investors will not participate in any appreciation of the underlying index from the initial index level.

Scenario 3
The securities are not redeemed prior to maturity and the final index level is less than the threshold level.
◾    The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor.
◾    Investors will lose a significant portion, and may lose all, of their principal amount in this scenario.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level and (2) the final index level.
Diagram #1: Determination Dates
Diagram #2: Payment at Maturity if No Early Redemption Occurs

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Hypothetical Examples
The examples below are based on the following terms:
Hypothetical Initial Index Level:	100.00
Hypothetical Threshold Level:	70.00, which is 70% of the hypothetical initial index level
Contingent Quarterly Coupon:	$20.375 (2.0375% of the stated principal amount, or 8.15% per annum)
Stated Principal Amount:	$1,000 per security
In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities, and we elect to call the securities on one of the first seven determination dates. In Examples 3 and 4, we do not elect to exercise our option to call the securities, and, consequently, the securities are not redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Index Closing Level (or Final Index Level)	Contingent Quarterly Coupon	Early Redemption Payment*	Hypothetical Index Closing Level (or Final Index Level)	Contingent Quarterly Coupon	Early Redemption Payment
#1	105.00	-*	$1,020.375	90.00	$20.375	N/A
#2	N/A	N/A	N/A	91.00	$20.375	N/A
#3	N/A	N/A	N/A	92.00	$20.375	N/A
#4	N/A	N/A	N/A	93.00	$20.375	N/A
#5	N/A	N/A	N/A	94.00	$20.375	N/A
#6	N/A	N/A	N/A	95.00	$20.375	N/A
#7	N/A	N/A	N/A	110.00	-*	$1,020.375
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Payment includes the unpaid contingent quarterly coupon with respect to the determination date on which we exercise our option to call the securities.
◾
In Example 1, we elect to call the securities on the first contingent payment date, and the closing level of the underlying index is greater than the threshold level. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon = $1,000 + $20.375 = $1,020.375
In this example, the early redemption feature limits the term of your investment to approximately 3 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons.
◾
In Example 2, the securities are redeemed at our option following the 7th determination date. As the closing levels of the underlying index on the first six determination dates are greater than the threshold level, you will receive the contingent quarterly coupon with respect to each such determination date. Following the 7th determination date, you receive the early redemption payment set forth above, which includes the contingent quarterly coupon with respect to the 7th determination date.

In this example, the early redemption feature limits the term of your investment to approximately 21 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons. Further, although the underlying index has appreciated by 10.00% from its initial index level on the 7th determination date, you receive only the early redemption payment, and do not benefit from such appreciation.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
	Example 3			Example 4
Determination Dates	Hypothetical Index Closing Level (or Final Index Level)	Contingent Quarterly Coupon	Early Redemption Payment	Hypothetical Index Closing Level (or Final Index Level)	Contingent Quarterly Coupon	Early Redemption Payment
#1	44.00	$0	N/A	48.00	$0	N/A
#2	42.00	$0	N/A	46.00	$0	N/A
#3	40.00	$0	N/A	54.00	$0	N/A
#4	48.00	$0	N/A	62.00	$0	N/A
#5	46.00	$0	N/A	60.00	$0	N/A
#6	44.00	$0	N/A	65.00	$0	N/A
#7	42.00	$0	N/A	68.00	$0	N/A
Final Determination Date	40.00	$0	N/A	71.00	-*	N/A
Payment at Maturity	$400.00			$1,020.375
* The final contingent quarterly coupon, if any, will be paid at maturity.
Examples 3 and 4 illustrate the payment at maturity per security based on the final index level.
◾
In Example 3, the closing level of the underlying index remains below the threshold level on every determination date. As a result, you do not receive any contingent quarterly coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing level of the underlying index. As the final index level is less than the threshold level, your payment at maturity is calculated as follows:

stated principal amount x index performance factor = $1,000 × (40.00/100.00) = $400.00
In this example, the amount you receive at maturity is significantly less than the stated principal amount.
◾
In Example 4, the closing level of the underlying index decreases to a final index level of 71.00. Although the final index level is less than the initial index level, but is not less than the threshold level, you receive the stated principal amount plus a contingent quarterly coupon with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $20.375 = $1,020.375
In this example, although the final index level represents a 29.00% decline from the initial index level, you receive the stated principal amount per security plus the final contingent quarterly coupon as set forth above, because the final index level is not less than the threshold level.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
Risks Relating to the Terms and Structure of the Securities
◾
The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been redeemed prior to maturity and if the final index level is less than the threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 70% of the stated principal amount and could be zero.

◾
The potential contingent repayment of principal represented by the threshold level applies only at maturity. You should be willing to hold the securities until maturity. Additionally, if the securities are not redeemed, at maturity, you will receive the stated principal amount (plus the contingent quarterly coupon with respect to the final determination date) only if the final index level is greater than or equal to the threshold level. If you are able to sell the securities prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the level of the underlying index is at or above the threshold level.

◾
The contingent quarterly coupon, if any, is based solely on the closing level of the underlying index or the final index level, as applicable. Whether the contingent quarterly coupon will be made with respect to a determination date will be based on the closing level of the underlying index or the final index level, as applicable. As a result, you will not know whether you will receive the contingent quarterly coupon until the related determination date. Moreover, because the contingent quarterly coupon is based solely on the closing level of the underlying index on a specific determination date or the final index level, as applicable, if that closing level or final index level is less than the threshold level, you will not receive any contingent quarterly coupon with respect to that determination date, even if the closing level of the underlying index was higher on other days during the term of the securities.

◾
You will not receive any contingent quarterly coupon for any quarterly period where the closing level or the final index level, as applicable, is less than the threshold level. A contingent quarterly coupon will be made with respect to a quarterly period only if the closing level or final index level is greater than or equal to the threshold level. If the closing level or final index level remains below the threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly coupons.

◾
Your return on the securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

◾
Investors will not participate in any appreciation in the level of the underlying index. Investors will not participate in any appreciation in the level of the underlying index from the initial index level, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each determination date on which the closing level of the index or the final index level, as applicable, is greater than or equal to the threshold level. The payment at maturity will not exceed the principal amount plus the final contingent quarterly coupon, if it is payable. It is possible that the closing level of the underlying index could be below the threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

◾
The early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. We are more likely to call the securities if we anticipate that the yield on the securities will exceed that payable on our conventional debt securities.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
◾
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities on each contingent payment date, upon early redemption or at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

◾
Investing in the securities is not equivalent to investing in the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented by the underlying index.

◾
We will not hold any shares of the securities represented by the underlying index for your benefit. The indenture and the terms governing the securities do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the companies included in the underlying index that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Risks Relating to the Estimated Value of the Securities
◾
The initial estimated value of the securities is less than the price to the public. The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the underlying index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

◾
Our initial estimated value of the securities is an estimate only, calculated as of the pricing date. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Additional Information About the Securities-Structuring the securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.
Risks Relating to the Secondary Market for the Securities
◾
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing level of the underlying index on any day may affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the securities represented by the underlying index;

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
◾	whether the closing level has been below the threshold level on any determination date;
◾	dividend rates on the securities included in the underlying index;
◾	interest and yield rates in the market;
◾	the time remaining until the securities mature;
◾	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index and which may affect the final index level of the underlying index; and
◾	any actual or anticipated changes in our credit ratings or credit spreads.
The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. We provide information about recent levels of the underlying index below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
◾
If the level of the underlying index changes, the market value of the securities may not change in the same manner. Owning the securities is not the same as owning shares of the companies included in the underlying index. Accordingly, changes in the level of the underlying index may not result in a comparable change of the market value of the securities. If the closing level of the underlying index on any trading day increases above the initial index level or the threshold level, the value of the securities may not increase in a comparable manner, if at all. It is possible for the level of the underlying index to increase while the value of the securities declines.

◾
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

◾
The securities are not designed to be short-term trading instruments. The price at which you will be able to sell the securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the closing level of the underlying index has appreciated since the pricing date. In addition, you may receive less, and possibly significantly less, than the stated principal amount of your securities if you try to sell your securities prior to the maturity date, and you will not receive the benefit of any contingent repayment of principal represented by the threshold level.

Risks Relating to the Underlying Index
◾
Adjustments to the underlying index could adversely affect the value of the securities. The sponsor of the underlying index (the “index sponsor”) may add, delete or substitute the stocks constituting the underlying index, or make other methodological changes. Further, the index sponsor may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could affect the value of and the return on the securities.

◾
We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not an affiliate of ours and will not be involved in the offering of the securities in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payments to you on the securities. The index sponsor has no obligation of any sort with respect to the securities. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities. None of our proceeds from the issuance of the securities will be delivered to the index sponsor.

◾
Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the securities. The trading prices of the equity securities comprising the underlying index will determine the level of the underlying index at any given time. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Trading prices of the equity securities comprising the underlying index will be influenced by complex and interrelated political, economic, financial and other factors.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Risks Relating to Conflicts of Interest
◾
We or our affiliates may have adverse economic interests to the holders of the securities. RBCCM and other affiliates of ours may trade the securities of the companies included in the underlying index and other financial instruments related to the underlying index on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the performance of the underlying index and, accordingly, could affect the value of the securities and the amounts, if any, payable on the securities.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on that hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each determination date, which could have an impact on the return of your securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the underlying index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the underlying index.
◾
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index), including trading in the securities included in the underlying index or instruments otherwise linked to the value of the underlying index. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level, and, as a result, the threshold level, which is the level at or above which the underlying index must close on each determination date in order for you to earn a contingent quarterly coupon or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying index at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the level of the underlying index on the determination dates, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

◾
You must rely on your own evaluation of the merits of an investment linked to the underlying index. In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying index, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying index may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying index from multiple sources, and you should not rely solely on views expressed by our affiliates.

◾
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial index level, the redemption threshold level and the threshold level, and will determine the final index level, whether the contingent quarterly coupon will be paid on each contingent payment date, whether a market disruption event has occurred, and the payment that you will receive upon an early redemption or at maturity, if any. Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you on the securities.

Risks Relating to Taxation
◾
Significant aspects of the income tax treatment of an investment in the securities are uncertain. The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document. Although the U.S. federal income tax treatment of the contingent quarterly coupons is uncertain, we intend to take the position that the contingent quarterly coupons constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of tax accounting.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
considering whether, among other issues, the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “U.S. tax considerations” in this document, the section “Tax Consequences - United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the material Canadian federal income tax consequences of investing in the securities, please see the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus. If you are a not a Non-resident Holder (as that term is defined in “Tax Consequences - Canadian Taxation” in the accompanying prospectus) or if you acquire the securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the securities and receiving the payments that may be due under the securities.
◾
A 30% U.S. federal withholding tax will be withheld on contingent quarterly coupons paid to non-U.S. holders. While the U.S. federal income tax treatment of the securities (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent quarterly coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

Please read carefully the section entitled “U.S. tax considerations” in this document, the section “Tax Consequences – United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
The S&P 500® Index
All disclosures contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, as the sponsor of the underlying index (the “index sponsor”). The index sponsor, which owns the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index.
The S&P 500® Index (the “SPX”) is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Computation of the SPX
While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the payments on the securities.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the index closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P’s discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.
All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the securities into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the securities.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Historical Information
Information as of market close on December 29, 2022:
Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	4,793.06
Current Level:	3,849.28	52 Week High (on 1/3/2022):	4,796.56
		52 Week Low (on 10/12/2022):	3,577.03
The table below sets forth the published high and low closing levels of the underlying index for each quarter from January 1, 2017 through December 29, 2022. The graph below sets forth the daily closing levels of the underlying index for that period. We obtained the information below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying index as an indication of its future performance, and no assurance can be given as to the level of the underlying index at any time, including the determination dates.
The S&P 500® Index	High	Low
2017
First Quarter	2,395.96	2,257.83
Second Quarter	2,453.46	2,328.95
Third Quarter	2,519.36	2,409.75
Fourth Quarter	2,690.16	2,529.12
2018
First Quarter	2,872.87	2,581.00
Second Quarter	2,786.85	2,581.88
Third Quarter	2,930.75	2,713.22
Fourth Quarter	2,925.51	2,351.10
2019
First Quarter	2,854.88	2,447.89
Second Quarter	2,954.18	2,744.45
Third Quarter	3,025.86	2,840.60
Fourth Quarter	3,240.02	2,887.61
2020
First Quarter	3,386.15	2,237.40
Second Quarter	3,232.39	2,470.50
Third Quarter	3,580.84	3,115.86
Fourth Quarter	3,756.07	3,269.96
2021
First Quarter	3,974.54	3,700.65
Second Quarter	4,297.50	4,019.87
Third Quarter	4,536.95	4,258.49
Fourth Quarter	4,793.06	4,300.46
2022
First Quarter	4,796.56	4,170.70
Second Quarter	4,582.64	3,666.77
Third Quarter	4,305.20	3,585.62
Fourth Quarter (through December 29, 2022)	4,080.11	3,577.03

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
The S&P 500® Index – Historical Closing Levels January 1, 2017 to December 29, 2022
* The red solid line indicates the threshold level of 2,694.50, based on its initial index level of 3,849.28, which was the closing level of the underlying index on December 29, 2022 (rounded to two decimal places).
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities
Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Record date:
The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Postponement of determination dates:
In the calculation of the closing levels of the underlying index and the final index level, the calculation agent will take into account market disruption events and non-trading days as follows:
If any scheduled determination date is not a trading day or if there is a market disruption event on that date, the determination date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled determination date, then (i) that fifth succeeding trading day will be deemed to be the relevant determination date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the closing level of the underlying index or the final index level, as applicable, in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
If any determination date (other than the final determination date) is postponed, the payment date for any contingent quarterly coupon that is payable may also be postponed by the same number of business days.

Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that final determination date as postponed.

Trading day:
A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to the underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Market disruption events:
With respect to the underlying index and any relevant successor index, a “market disruption event” means:
•          a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•       a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•          a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•          a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•          a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities

For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to (b) the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) has occurred:
•     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);
•     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•     a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
•     a price change exceeding limits set by such exchange or market,
•     an imbalance of orders relating to such contracts, or
•     a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and
•    a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or such successor index, as applicable.

Discontinuation of/adjustments to the underlying index:
If the index sponsor discontinues publication of the underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the underlying index on the applicable date of determination will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the Trustee, to us and to the holders of the securities.
If the index sponsor discontinues publication of the underlying index prior to, and that discontinuation is continuing on any required date of determination, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable date, then the calculation agent will determine the closing level of the underlying index for that date. The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable.
If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any

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Contingent Income Issuer Callable Securities due January 3, 2025 With the Coupon and Payment at Maturity Subject to the Performance of the S&P 500® Index Principal at Risk Securities

other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the underlying index with reference to the underlying index or such successor index, as adjusted. Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuation the publication of or modification of the underlying index or successor index, as applicable, may adversely affect the value of the securities.

Alternate exchange calculation in the case of an event of default:
In case an event of default with respect to the securities shall have occurred and be continuing, the amount of cash declared due and payable per security upon any acceleration of the securities (the “Acceleration Amount”) shall be determined by the calculation agent and will be an amount of cash equal to the payment at maturity calculated as if the date of acceleration were the final determination date; provided that the unpaid portion of the contingent quarterly coupon, if any, will be calculated on a 30/360 basis.
If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Additional amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to

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as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                  with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of the securities or the receipt of payments thereunder;
(iii)               who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares) or is a “specified entity” (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend such Act released on April 29, 2022 (the "April 2022 Proposal")) in respect of Royal Bank of Canada;
(iv)                who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.    the due date for payment thereof (whether at maturity or upon an earlier redemption), or
b.    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Canadian tax consequences:
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

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The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the securities will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the April 2022 Proposal (as defined above) released on April 29, 2022.

U.S. tax considerations:
The following is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to special tax accounting rules under Section 451(b) of the Code. This discussion applies only to U.S. holders and non-U.S. holders that will purchase the securities upon original issuance and will hold the securities as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the underlying index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more of such component stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC and other authorities by the issuers of the component stocks included in the underlying index and consult your tax advisor regarding the possible consequences to you in this regard, if any.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the securities as callable pre-paid cash-settled contingent income-bearing derivative contracts linked to the underlying index for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. The following discussion assumes that the treatment described in this paragraph is proper and will be respected.
Although the U.S. federal income tax treatment of the contingent quarterly coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent quarterly coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the securities are treated as described above, a U.S. holder should generally recognize capital gain or loss

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upon the call, sale or maturity of the securities in an amount equal to the difference between the cash amount a holder receives at such time (other than amounts properly attributable to any contingent quarterly coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the securities, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the securities are also possible and the Internal Revenue Service (the "IRS") might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities regardless of any current payments made on the securities. In addition, any gain a holder might recognize upon the call, sale or maturity of the securities would generally be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument similar to the securities should be required to accrue ordinary income on a current basis regardless of any current payments made on the securities. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which generally operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the securities, including the timing and character of income and gain on the securities. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of the securities for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or exchange of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or

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allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the securities.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of the securities that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
The U.S. federal income tax treatment of the securities (including proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes) is uncertain. We intend to withhold (or expect the applicable withholding agent will withhold) U.S. federal income tax at a 30% rate in respect of the contingent quarterly coupons paid to a non-U.S. holder. However, a reduced rate of withholding tax may be available for a non-U.S. holder under an applicable income tax treaty (but subject to withholding tax on dividend equivalent payments under Section 871(m) of the Code discussed below) and withholding tax will not apply if payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.
To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. Certifications may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form. In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent quarterly coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent quarterly coupon payments. No assurance can be provided on the proper characterization of the contingent quarterly coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any contingent quarterly coupon which would be subject to the rules discussed in the previous paragraphs) upon the call, sale or maturity of the securities, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

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Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the securities (for example, upon the underlying index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation. In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the securities, tax will be withheld at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

Use of proceeds and hedging:
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities, please review the section of the accompanying prospectus “Benefit Plan Investor Considerations”. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

Supplemental information regarding plan of distribution; conflicts of interest:
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the securities and will receive a fee of $20 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $15 for each of the securities they sell. Of the amount per $1,000 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security. The costs included in the original issue price of the securities will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.
Delivery of the securities will be made against payment for the securities on January 4, 2023, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately twelve (12) months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to

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decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) No 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "UK PRIIPs Regulation") for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the securities:
The securities are our debt securities, the return on which is linked to the performance of the underlying index. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the original issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying index, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduced the economic terms of the securities to you and resulted in the initial estimated value for the securities on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the securities is less than the price to the public” above.

Where you can find more information:
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer

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participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the prospectus supplement. In the event of any conflict, this document will control. The securities vary from the terms described in the prospectus supplement in several important ways. You should read this document carefully.
This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

Validity of the securities:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the securities or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank's Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank's Form 6-K dated September 14, 2021.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Information About the Securities” of this pricing supplement.

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